UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2/A ON
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOMBRIO CAPITAL CORP.
(Name of small business issuer in its charter)

NEVADA	1040	98-0533822
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

311 Tawny Road
Sarnia, Ontario
Canada N7S 5K1
Tel No.: 519-542-1229
Fax No.: 519-542-3522
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Mr. Ken MacAlpine, President
311 Tawny Road
Sarnia, Ontario
Canada N7S 5K1
Tel No.: 519-542-1229
Fax No.: 519-542-3522
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Karen A. Batcher, Esq.
Synergen Law Group, APC
819 Anchorage Place, Suite 28
Chula Vista, California 91914
Tel: 619-475-7882
Fax: 619-512-5184

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Shares of Common Stock, par value $0.001 per share	2,187,498 shares	$0.10 per share	$218,749.80	$6.63

(1)

Total represents (i) 999,999 shares of common stock issued in connection with a private placement transaction completed by the Registrant on July 13, 2006; (ii) 760,999 shares of common stock issued in connection with a private placement transaction completed by the Registrant on September 23, 2006; and (iii) 426,500 shares of common stock issued in connection with a private placement completed by the Registrant on December 31, 2006 and April 16, 2007.

(2)

In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act, based upon the sales price of the Shares, being the most recent sales price of shares of the Registrant’s common stock. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act.

(4)	Based on the SEC’s registration fee of $30.70 per 1,000,000 of securities registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 21, 2010

PROSPECTUS

SOMBRIO CAPITAL CORP.

2,187,498 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 2,187,498 shares of common stock of Sombrio Capital Corp. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in three separate private transactions, as follows:

1.	999,999 shares were issued in a private placement transaction that completed on July 13, 2006;

2.	760,999 shares were issued in a private placement transaction that completed on September 23, 2006; and

3.	426,500 shares were issued in a private placement transaction that completed on December 31, 2006 and April 16, 2007.

These transactions are described in this prospectus under “Selling Stockholders.”

Our common stock is presently quoted on the Over-the-Counter Bulletin Board under the symbol “SBPP.” The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

The purchase of the securities offered by this Prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 5 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is: May 21, 2010

TABLE OF CONTENTS

PAGE

SUMMARY	1

RISK FACTORS	5
If we do not obtain additional financing, our business plan will fail	5
Because we lease the Enright Hills Prospect, we face the risk of not being able to meet the requirements of the lease and may be forced to default on the agreement	5
Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.	5
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.	5
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern	6
If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Enright Hills Prospect without additional financing, of which there is no assurance that we would be able to obtain	6
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.	6
Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	7
If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production	7
Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts	7
As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program	7
If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work	7
Because our executive officer has limited experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail	8
Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	8
Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.	8
Because our director is a Canadian resident, difficulty may arise in attempting to effect service or process on him in Canada	8
Because our president owns 69.56% of our outstanding common stock, investors may find that corporate decisions influenced by the president are inconsistent with the best interests of other stockholders	9
We have not paid any dividends and do not foresee paying dividends in the future	9
Our common stock is illiquid and shareholders may be unable to sell their shares	9
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	9
Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.	10

FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	11

DETERMINATION OF OFFERING PRICE	11

DILUTION	11

SELLING STOCKHOLDERS	11

PLAN OF DISTRIBUTION	15

LEGAL PROCEEDINGS	18

ii

iii

SUMMARY

As used in this prospectus: (i) unless the context otherwise requires, “we”, “us”, “our”, the “Company” or “Sombrio” refers to Sombrio Capital Corp. and its subsidiaries; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to US dollars, unless otherwise indicated.

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision relating to the purchase of our shares of common stock.

OUR BUSINESS

We were incorporated as Sombrio Capital Corp. under the laws of Nevada on March 31, 2006. We are an exploration stage company engaged in the acquisition and exploration of mineral properties. On January 28, 2009, we decided to abandon our Lincoln 1 mineral claim due to our unsuccessful explorations to date and our inability to attract investment capital to proceed with further exploration on the claim.

On April 20, 2010, we entered in a Mineral Lease Agreement whereby we leased from Timberwolf Minerals, LTD a total of five (5) unpatented lode mining claims in the State of Nevada which we refer to as the Enright Hill Prospect. These mineral claims are located in Sections 7 & 8, Township 46 North, Range 5 East, Mt. Diablo Meridian, Elko County, Nevada, USA, owned by Timberwolf Minerals LTD.

According to the lease Sombrio has agreed to pay Timberwolf Minerals, LTD minimum royalty payments which shall be paid in advance. Sombrio paid the sum of $5,000 upon execution of this lease, plus State and Bureau of Land Management filing fees for 2010 totalling $756.50 . Sombrio has agreed to pay $7,500 on or before the first anniversary of the lease, $10,000 on or before the second and third anniversary of the lease, $25,000 on or before the fourth anniversary of the lease and each annual payment after that shall be $25,000. Sombrio will pay Timberwolf Minerals, LTD a royalty of 1.5% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the property and sold or processed by Sombrio, quarterly. Sombrio has the right to purchase the total 1.5% Net Smelter Return before the seventh (7th) Anniversary for a total cost of $5,000,000. If Sombrio fails to pay the purchase price before the 7th Anniversary, the lease agreement will terminate and the property will be returned to the Lessor. The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Our plan of operations is to conduct mineral exploration activities on the Enright Hill Prospect in order to assess whether these claims possess commercially exploitable mineral deposits. (Commercially exploitable mineral deposits are deposits which are suitably adequate or prepared for productive use of a natural accumulation of minerals or ores). Our exploration program is designed to explore for commercially viable deposits of gold, silver, copper or any other valuable minerals. (Commercially viable deposits are deposits which are suitably adequate or prepared for productive use of an economically workable natural accumulation of minerals or ores). We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims. (A reserve is an estimate within specified accuracy limits of the valuable metal or mineral content of known deposits that may be produced under current economic conditions and with present technology). We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on our mineral claims.

Upon acquiring a lease on the Enright Hill Prospect, David A. Wolfe, Professional Geologist, prepared a geologic report for us on the mineral exploration potential of the claims. Mr. Wolfe is the President of Timberwolf Minerals LTD, the company from whom we leased the property. Included in this report is a recommended exploration program which consists of mapping, sampling, staking additional claims and Page 1drilling. The recommendations of Mr. Wolfe are further explained in the “Description of Business” section.

At this time we are uncertain of the extent of mineral exploration we will conduct before concluding that there are, or are not, commercially viable minerals on our claims. Further phases beyond the current exploration program will be dependent upon numerous factors such as Mr. Wolfe’s recommendations based upon ongoing exploration program results and our available funds.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will dependent on future additional financing in order to maintain our operations and continue our exploration activities.

OUR HISTORY

We were incorporated as Sombrio Capital Corp. under the laws of Nevada on March 31, 2006.

Our principal offices are located at 311 Tawny Road, Sarnia, Ontario, Canada N7S 5K1. Our telephone number is (519) 542-1229 and our fax number is (519) 542-3522.

THE OFFERING

Issuer:	Sombrio Capital Corp.
Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus under “Selling Stockholders”.
Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to 2,187,498 shares of our common stock having a par value of $0.001 per share.
Offering Price:	The offering price of the common stock is $0.10 per share. The selling stockholders will sell their shares of our common stock at a price of $0.10 per share or at prevailing market prices, prices related to prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our shares of common stock to investors.
Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. We will cover substantially all of the expenses associated with this offering which we estimate to be approximately $40,000. See “Plan of Distribution”.
Termination of the Offering:	The offering will conclude when all shares of common stock offered hereby have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur substantially all of the costs associated with the filing of the registration statement of which this prospectus forms a part.
Outstanding Shares of Common Stock:	There were 7,187,498 shares of our common stock issued and outstanding as at May 21, 2010.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our shares of common stock.

SUMMARY OF FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with (i) our audited consolidated financial statements as at October 31, 2009 and for the period from inception (March 31, 2006) to October 31, 2009, including the notes to those financial statements, and (ii) our unaudited interim financial statements for the six months ended April 30, 2010, including the notes to those financial statements.

These financial statements are included elsewhere in this prospectus. The following summarized consolidated financial data should also be read in conjunction with the section of this prospectus entitled “Plan of Operations”:

Balance Sheet Data

	As at	As at
	April 30, 2010	October 31, 2009
	(Unaudited)	(Audited)
Cash	$10,756	$62
Working capital	$(21,222)	$(9,988)
Total Assets	$10,756	$62
Total Liabilities	$31,978	$10,050
Total Stockholders’ Equity (Deficiency)	$(21,222)	$(9,988)

Statement of Operations Data

		Six Months ended		Cumulative from
		April 30, 2010		inception (March
31, 2006) to
October 31, 2009
		(Unaudited)		(Audited)
Revenue	$	Nil	$	Nil
Expenses		$11,234		$131,385
Other Income	$	Nil	$	Nil
Loss for the Period		$11,234		$131,385

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our shares of common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the initial phase of preliminary exploration of our mineral claims, however, we will need to obtain additional financing in order to complete our business plan. As of April 30, 2010, we had cash on hand of $10,756 and working capital of $(21,222). Our business plan calls for significant expenses in connection with the exploration of our mineral claims. The exploration programs on our property as recommended by our consulting geologist is estimated to cost approximately $149,100. We will require additional financing in order to complete phase two through four of the recommended exploration program. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price of gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we lease the Enright Hills Prospect, we face the risk of not being able to meet the requirements of the lease and may be forced to default on the agreement

Under the terms of the lease on the Enright Hills Prospect, Sombrio has agreed to pay minimum annual royalties on or before April of every year. If Sombrio is unable to meet these obligations, we may be forced to default on the agreement and the lease may be terminated by the owner resulting in the lose of the property for Sombrio.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have only begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on March 31, 2006, and to date have been involved primarily in organizational activities, evaluating resource projects and staking mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern

We have incurred a net loss of $147,898 for the period from March 31, 2006 (inception) to April 30, 2010, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period ended October 31, 2009. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Enright Hills Prospect without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our Enright Hills Prospect. We are proceeding to carry out an exploration program that has been recommended in a geological report that we obtained on the Enright Hills Prospect. This exploration program outlines a budget for completion of the recommended exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the summer exploration season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or silver in our mineral claim. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our Enright Hills Prospect, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

Our mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to the mineral claims is restricted to the approximate period between Easter and Thanksgiving of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as in mining and production in the event that commercial amounts of minerals are found. This could cause our business venture to fail and the loss of your entire investment in this offering.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We currently have budgeted $1,000 for regulatory compliance.

If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our mineral claims. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you will lose your entire investment in this offering.

Because our executive officer has limited experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Our executive officer has limited experience in mineral exploration and does not have formal training as a geologist or in the technical aspects of management of a mineral exploration company. As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, the lack of training and experience of our management in this industry could result in management making decisions that could result in a reduced likelihood of our being able to locate commercially exploitable reserves on our mineral claims with the result that we would not be able to achieve revenues or raise further financing to continue exploration activities. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officer is spending approximately eight hours per week of his business time on providing management services to us. While our executive officer presently possesses adequate time to attend to our interests, it is possible that the demands on him from his other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Because our director is a Canadian resident, difficulty may arise in attempting to effect service or process on him in Canada

Because our sole director is a Canadian resident, difficulty may arise in attempting to effect service or process on him in Canada or in enforcing a judgment against Sombrio’s assets located outside of the United States.

Because our president owns 69.56% of our outstanding common stock, investors may find that corporate decisions influenced by the president are inconsistent with the best interests of other stockholders.

Mr. MacAlpine is our president, chief financial officer and sole director. He owns approximately 69% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. MacAlpine may still differ from the interests of the other stockholders. Mr. MacAlpine owns 5,000,000 common shares for which he paid $0.001.

RISKS RELATING TO OUR COMMON STOCK

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

Our common stock is illiquid and shareholders may be unable to sell their shares.

There is currently a limited market for our common stock and we can provide no assurance to investors that a market will develop. If a market for our common stock does not develop, our shareholders may not be able to re-sell the shares of our common stock that they have purchased and they may lose all of their investment. Public announcements regarding our company, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts may cause the price of our common shares to fluctuate substantially. These fluctuations may adversely affect the trading price of our common shares.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 30.1% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

The shares offered by this prospectus constitute a penny stock under the Securities and Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. Our securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” We will, however, incur substantially all of the costs associated with the preparation and filing of the registration statement of which this prospectus forms a part.

We received proceeds from the initial sales of the shares of common stock that are offered by the selling stockholders through this prospectus. We have disclosed how we have applied the proceeds of these offerings to date and how we intend to use the balance of the proceeds of these offerings in our plan operations below under the headings “Plan of Operations” and “Results of Operations” in the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was determined arbitrarily by us. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. If a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 2,187,498 shares of common stock offered by this prospectus. The selling stockholders acquired these shares of common stock from us in the following transactions:

1.

Certain selling stockholders acquired 999,999 shares of our common stock from us at a price of $0.03 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on July 13, 2006;

2.

Certain selling stockholders acquired 760,999 shares of our common stock from us at a price of $0.06 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on September 23, 2006;

3.

Certain selling stockholders acquired 426,500 shares of our common stock from us at a price of $0.10 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on December 31, 2006 and April 16, 2007.

The following table provides, as of May 21, 2010, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

1.	the number of shares owned by each selling stockholder prior to this offering;

2.	the total number of shares that are to be offered by each selling stockholder;

3.	the total number of shares that will be owned by each selling stockholder upon completion of this offering; and

4.	the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to the total number of shares owned upon completion of the offering assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our shares of common stock by the selling stockholders. Except as described below, to our knowledge, the named selling stockholders beneficially own and have sole voting and investment power over all shares offered by them. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)
580783 Alberta Ltd.(5)	200,000	200,000	NIL	NIL
Lillian Cheu-Beltran(4)	96,666	96,666	NIL	NIL
Glenn Brandt(6)	50,000	50,000	NIL	NIL
Carolyn M. Coleclough Law Corporation(6)	1,000	1,000	NIL	NIL
Leslie R. Chasmar(6)	50,000	50,000	NIL	NIL
Robert Chasmar(4)	170,000	170,000	NIL	NIL
Yuk Ying Cheu(5)	20,000	20,000	NIL	NIL
Chicane Property Ltd.(5)	50,000	50,000	NIL	NIL
Michael P Clark(5)	17,500	17,500	NIL	NIL
Clearwater Investments Inc. (Beneficial Owner: Mike Romani)(5)	85,000	85,000	NIL	NIL

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)
Coastal Pacific Investments Inc.(5)	165,000	165,000	NIL	NIL
Jennifer Coleclough(6)	1,000	1,000	NIL	NIL
Nigel Coleclough(6)	1,000	1,000	NIL	NIL
Brian Coleman(6)	5,000	5,000	NIL	NIL
Brian Copeland(6)	1,500	1,500	NIL	NIL
Kerry Copeland(6)	1,500	1,500	NIL	NIL
Cove Bike Shop Ltd. (Beneficial Owner: Charles Romalis)(6)	2,000	2,000	NIL	NIL
Creo Capital Corp.(5)	50,000	50,000	NIL	NIL
Dale Douglas(6)	5,000	5,000	NIL	NIL
Jane Douglas(6)	5,000	5,000	NIL	NIL
David Durnie(5)	17,500	17,500	NIL	NIL
Barbara Fines(6)	500	500	NIL	NIL
Andreas Freyvogel(6)	1,000	1,000	NIL	NIL
John Freyvogel(6)	2,000	2,000	NIL	NIL
Jan Gordon(4)	333,333	333,333	NIL	NIL
Steven Irvine(6)	1,000	1,000	NIL	NIL
Cecilia Jantzen(6)	2,000	2,000	NIL	NIL
Marion MacKay(5)	33,333	33,333	NIL	NIL
John Matthews(6)	1,000	1,000	NIL	NIL
Chad McIntosh(6)	30,000	30,000	NIL	NIL
Michael Mihailoff(5)	33,333	33,333	NIL	NIL

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)
Ian Mitchell(5)	40,000	40,000	NIL	NIL
Alex Page(3), (4)	200,000	200,000	NIL	NIL
Arie Page(3), (4)	200,000	200,000	NIL	NIL
Laura Page(3), (6)	100,000	100,000	NIL	NIL
Benjamin Palmiano(6)	2,000	2,000	NIL	NIL
Karima Penman(6)	20,000	20,000	NIL	NIL
Brent Robbins(6)	500	500	NIL	NIL
Scott Rutter(6)	500	500	NIL	NIL
Patricia Sanderson(6)	1,000	1,000	NIL	NIL
Helen M. Shrieves(6)	15,000	15,000	NIL	NIL
Richard T. Shrieves(6)	15,000	15,000	NIL	NIL
Dennis Swanson(6)	10,000	10,000	NIL	NIL
Susan Thomas(5)	33,333	33,333	NIL	NIL
Kelly Truong(6)	1,000	1,000	NIL	NIL
Jon Turvey(6)	100,000	100,000	NIL	NIL
Valerie A. Vojnic(6)	1,000	1,000	NIL	NIL
W.J. (Bill) Wright(5)	16,000	16,000	NIL	NIL
TOTAL	2,187,498	2,187,498

Notes:

(1)	Based on 7,187,498 shares of our common stock issued and outstanding as of May 12, 2010.

(2)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of shares of common stock actually to be offered for sale by a selling stockholder or as to the number of shares of common stock that will be held by a selling stockholder upon the termination of such offering.

(3)	Relative of Mr. Derek Page, our former President and Chief Executive Officer.

(4)	Purchased shares in our July 13, 2006 offering of common stock, as described above.

(5)	Purchased shares in our September 23, 2006 offering of common stock, as described above.

(6)	Purchased shares in our December 31, 2006 and May 16, 2007 offering of common stock, as described above.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

There is presently no liquid, public market for our common stock. Our stock is quoted on the Over-the-Counter Bulletin Board under the symbol "SBPP.OB". However, we can provide no assurance that our shares will have a market value or that a market for our securities can be sustained if developed.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1. a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2. purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3. ordinary brokerage transactions in which the broker solicits purchasers;

4. through options, swaps or derivatives;

5. privately negotiated transactions; or

6. in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Presently, there are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company’s common stock then outstanding; or

2. the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1. may not engage in any stabilization activities in connection with our common stock;

2. may not cover short sales by purchasing shares while the distribution is taking place; and

3. may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Sales by Residents of British Columbia

Selling shareholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus. Such selling shareholders have to comply with the British Columbia Securities Commission’s B.C. Instrument 72-502 “Trade in Securities of U.S. Registered Issuers” to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. At present we do not intend to become a reporting issuer in British Columbia and, accordingly, British Columbia resident shareholders who wish to make a public sale of shares through the OTC Bulletin Board or on any market or securities exchange in the United States will be limited to the resale limitations set forth in B.C. Instrument 72-502.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $40,000, including, but not limited to, legal, accounting, auditing, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of May 21, 2010 are as follows:

Directors:
Name of Director	Age
Ken MacAlpine	59

Executive Officers:
Name of Executive Officer	Age	Office
Ken MacAlpine	59	President, Chief Executive Officer, Chief Financial Officer and Secretary

Set forth below is a brief description of the background and business experience of Mr. MacAlpine for the past five years.

Mr. Ken MacAlpine, is our president, secretary and treasurer and our sole director. Mr. MacAlpine has been our president, secretary and treasurer and our sole director since December 30, 2008. Since 1995 Mr. MacAlpine has been the president and sole proprietor of KIF Capital Corp., a business consulting and Venture Capital Company located in Sarnia, Ontario, Canada. Mr. MacAlpine has been responsible for strategic development and senior consulting to clients and has participated as a Board Member with various public and private companies including the following: Leisure Canada (CDN), Vancouver, B.C., Advanced Systems International, located in Southfield, Michigan (NASDAQ Bulletin Board) and NaviSite, Inc., Andower, MA (NASDAQ) as Board Member and Member of the Audit Committee. Prior to this Mr. MacAlpine received his Ontario Real Estate broker’s license and until June of 1995, was both an associate broker with Magic Realty in Sarnia and President of MacAlpine Realty specializing in real estate development both residential and commercial in a managerial, financial and sales capacity. From April, 1975 to December, 1985, Mr. MacAlpine was employed with a Canadian-British joint venture known as Cooperheat, Canada which was formed to execute a $1 billion plus expansion to the petrochemical industry. Mr. MacAlpine was operations manager and was responsible for personnel, operation, manufacturing and sales. From August, 1971 to April, 1975, Mr. MacAlpine was a supervisor for Cooperheat, Europe. Cooperheat operates worldwide in the industrial heat treatment of exotic metals. Mr. MacAlpine received his electrical engineering diploma in Glasgow, Scotland.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officer and director described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committee. However, our board of directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 21, 2010 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and certain key employees, and (iv) our officers and directors and certain key employees as a group. Each shareholder listed below possesses sole voting and investment power with respect to the shares shown.

	Name and Address	Number of Shares	Percentage of Class
Title of Class	of Beneficial Owner	Beneficially Owned (1)	(2)

Directors and Officers:

Common Stock	Ken MacAlpine President, Chief Executive Officer, Chief Financial Officer and Director	5,000,000 (3)	69.9%

Common Stock	Directors and Officers as a group	5,000,000	69.9%

Major Shareholders:

Common Stock	Ken MacAlpine	5,000,000	69.9%

Notes:

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The percentage of class is based on 7,187,498 shares of common stock issued and outstanding as of May 21, 2010.

(3)	Registered in the name of KIF Capital Corp., a private company controlled by Mr. MacAlpine.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of May 21, 2010 , there were 7,187,498 shares of our common stock issued and outstanding held by forty-nine (49) shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a) the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d) sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e) the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f) voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g) subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no outstanding options to purchase our securities. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

LEGAL MATTERS

Lang Michener LLP, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The financial statements included in this prospectus and registration statement have been audited by John Kinross-Kennedy, C.P.A, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this prospectus forms a part. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

David Wolfe, Consulting Geologist, has provided us with a geological report on the Enright Hills Prospect. We lease the Enright Hills Prospect claims from Timberwolf Minerals Ltd, a company controlled by Mr. Wolfe.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on March 31, 2006 as Sombrio Capital Corp. under the laws of the state of Nevada.

On the date of our incorporation, we appointed Derek Page as our President, Secretary, Treasurer and director. Mr. Page was our promoter. Mr. Page participated in the initial private placement of our securities on March 31, 2006, purchasing 5,000,000 shares at a price of $0.001 per share for proceeds to us of $5,000. Transactions in which Mr. Page has had an interest in are described in detail below under the heading “Certain Relationships and Related Transactions.”

We completed a private placement of 999,999 shares of our common stock at a price of $0.03 per share for proceeds of $30,000 on July 13, 2006.

We acquired the Lincoln 1 mineral claim for a purchase price of $5,000 on June 29, 2006.

We completed a private placement of 760,999 shares of our common stock at a price of $0.06 per share for proceeds of $45,660 on September 23, 2006.

We completed a private placement of 426,500 shares of our common stock at a price of $0.10 per share for proceeds of $42,650 on December 31, 2006 and April 16, 2007. Of these shares, 418,500 were issued on December 31, 2006 and 8,000 were issued on April 26, 2007.

On December 30, 2008 Derek Page resigned as our President, Secretary, Treasurer and director.

On December 30, 2008 Ken MacAlpine was appointed our President, Treasurer and director.

On January 7, 2009 Mr. Page agreed to cancel his 5,000,000 shares of common stock for consideration of $5,000. The shares were cancelled and returned to treasury.

On January 7, 2009 Mr. MacAlpine purchased through KIF Capital Corp.,a private company owned by Mr. MacAlpine, 5,000,000 shares of our common stock at a price of $0.001 for proceeds to us of $5,000.

On January 28, 2009 we abandoned the Lincoln 1 mineral claim.

On April 20, 2010 we signed a Mineral Lease Agreement for the Enright Hill Prospect.

Glossary of Technical Terms

The following defined technical terms are used in our post-effective amendment to our SB-2 registration statement on Form S-1:

Adit: a horizontal or nearly horizontal passage driven from the surface for the working or dewatering of a mine.
Ag: the chemical symbol for silver.
Apophysis: a branch or offshoot of a larger intrusive body.
Arsenopyrite: the most common arsenic mineral and principal ore of arsenic; occurs in many sulfide ore deposits, particularly those containing lead, silver, and gold.
Assay: qualitative or quantitative determination of the components of a material as an ore.
Au: the chemical symbol for gold.
Commercially viable deposit: suitably adequate or prepared for productive use of a natural accumulation of minerals or ores.
Continental shelf: the gentle sloping shallowly submerged marginal zone of the continents.
Deposit: an informal term for an accumulation of ore or other valuable earth material of any origin.
Diorite: a group of plutonic rocks intermediate in composition between acidic and basic.
Drilling: the creation or enlargement of a hole in a solid material with a drill.
Equigranular: a textural term applied to rocks, the essential minerals of which are all of the same order of size.
Flank: a synonym for limb of a fold.
Geologic mapping: Representation of the geologic surface or subsurface features by means of signs and symbols and with an indicated means of orientation. Includes nature and distribution of rock units and the occurrence of structural features, mineral deposits and fossil localities.
Graben: an elongated, relatively depressed crustal unit or block that is bounded by faults on its long sides.
Granodrite: a group of coarse-grained plutonic rocks intermediate in composition.
Jasperoid: a dense, usually gray, chertlike siliceous rock.
Lode: a fissure in consolidated rock filled with mineral. Lode claim is that portion of a lode or vein and of the adjoining surface which has been acquired by a compliance with the law.
Mining claim: that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with mining laws.
Monzonite: a granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase.
Ore: The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives.
Paleozoic: spanned roughly 542 to 251 million years ago.
Patent: a certificate of grant by a government of an exclusive right with respect to claims.
Plate: a torsionally rigid thin segment of the Earth’s lithosphere.
Pyrite: a isometric mineral.
Quartz: a trigonal mineral.
Reserve: the quantity of material that is calculated to lie within given boundaries.
Reverse Circulation (RC): The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods.

Rhyolite: a group of extrusive igneous rocks.
Rift: a regional-scale strike-slip fault.
Sampling: collecting small rock chips from outcrop areas to obtain a representative sample for assay.
Shale: a fine-grained sedimentary rock formed by the consolidation of clay, silt, or mud.
Siliceous: of, relating to, or derived from silica.
Strike-slip fault: a fault on which the movement is parallel to the fault’s strike.
Tuff: a general term for all consolidated pyroclastic rocks.
Unpatented claim: a mining claim to which a deed from the U.S. Government has not been received. A claim is subject to annual assessment work, to maintain ownership.

DESCRIPTION OF BUSINESS

Overview

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently hold a lease on five (5) unpatented lode mineral claims that we refer to as the Enright Hill Prospect. Further exploration of these mineral claims is required before a final determination as to their viability can be made. Although exploratory work on the claims conducted prior to our obtaining a lease on the property has indicated some potential showings of mineralization, we are uncertain as to the potential existence of a commercially viable mineral deposit existing in these claims. The results of previous exploratory work of prior companies are in the “History” section below.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of gold, silver, copper or any other valuable minerals. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Exploration Stage Company

We are an exploration stage company. We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Mineral Lease Agreement between Sombrio Capital Corp. and Timberwolf Minerals, LTD

We entered into a lease agreement with Timberwolf Minerals, LTD. effective April 20, 2010, granting Sombrio the exclusive possession of the Property for mining purposes during the term of this agreement. The property consists of five (5) unpatented lode mineral claims located in Section 7 & 8, Township 46 North, Range 55 East, Mt. Diablo Meridian, Elko County, Nevada, USA, owned by Timberwolf Minerals Ltd. The property is hereon referred to as the Enright Hill Prospect. We selected this property based upon a recommendation from David Wolfe, Professional Geologist, and in Mr. Wolfe’s technical report, dated April 1, 2010; he recommended that we further explore this property.

According to the lease Sombrio has agreed to pay Timberwolf Minerals, LTD minimum royalty payments which shall be paid in advance. Sombrio paid the sum of $5,000 upon execution of this lease, plus State and Bureau of Land Management filing fees for 2010 totalling $756.50 . Sombrio has agreed to pay $7,500 on or before the first anniversary of the lease, $10,000 on or before the second and third anniversary of the lease, $25,000 on or before the fourth anniversary of the lease and each annual payment after that shall be $25,000. Sombrio will pay Timberwolf Minerals, LTD a royalty of 1.5% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the property and sold or processed by Sombrio, quarterly. Sombrio has the right to purchase the total 1.5% Net Smelter Return before the seventh (7th) Anniversary for a total cost of $5,000,000. If Sombrio fails to pay the purchase price before the 7th Anniversary, the lease agreement will terminate and the property will be returned to the Lessor. The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Property Description and Ownership Interest

The Enright Hill Prospect is comprised of five (5) unpatented lode mining claims located in Sections 7& 8 Township 46 North, Range 55 East, Mt. Diablo Meridian, Elko County, Nevada, USA, owned by Timberwolf Minerals LTD. Details of the unpatented mining claims are as follows:

Claim Name	BLM Serial No.
EH-3	998680
EH-4	998681
EH-5	998682
EH-6	998683
EH-12	998689

Location, Access, Local Resources, Physiography and Climate

Location and Access

The Enright Hill Prospect is located in the Hicks District, approx. 10 miles Northeast of Mountain City, in northern Elko County. The property is approx. 80 miles north of Elko, Centered on Sections 7 & 8, T 46 N, R 55 E, MDPM.

The property lies at elevations of 7,000 to 7,500 ft. The area is inaccessible in winter, from roughly Thanksgiving to Easter, but could be kept open without too much difficulty once production begins.

From St. Hwy NV225 at Wildhorse Reservoir, turn East onto Gold Creek Road, go approx. 8 miles, turn left(North) on well-traveled dirt road approx. 7 miles to T-intersection. Turn right (East) approx. 6 miles, turn left (North) on well-traveled dirt road, past The Mahoganies, 14 miles to turnoff on left 2 miles to property.

A map showing the location and access to the Enright Hill Prospect is provided below:

Local Resources

Water for drilling is available from a spring on the east side of the property. A larger stream is located approx. 5-6 miles south on access road. Production quantities would require water wells on the property. Contacts with basin-fill Tertiary volcanics along the eastern flank of the property typically carry large quantities of water in this type terrain.

There are several locations from which to bring in electric within 5-10 miles, which is not an uncommon distance in Nevada.

There are several open-pit gold mines in the area just west of Wildhorse Reservoir, now closed and inactive, which obtained local labor. Jerritt Canyon mine, located approx. 10 miles south of Wildhorse Reservoir supplements the local labor force with workers bussed in from Elko. At this time, production at Jerritt is shut down with short periods of activity, and all local labor should be available. All other services are available out of Elko.

Physiography and Climate

The property lies at elevations of 7,000 to 7,500 ft. The area is inaccessible in winter, from roughly Thanksgiving to Easter, but could be kept open without too much difficulty once production began.

Historical Exploration

History

Prospectors found gold on Enright Hill in the 1870's and quickly developed small working at the Bieroth Adit, the Enright Hill Deposit, and the Never Sweat Mine.

The McDonnell lode claim on top of Enright Hill was surveyed for patent in 1878, and reportedly patented in 1879-80, however, no county records exist of this patent. The claim does not appear to have been taken to patent.

During the early to mid 1980’s, the region from Maggie Summit to Charleston was the focus of significant exploration drilling activity, looking primarily at upper plate/lower plate thrust fault targets with similar geometry to targets along the Carlin and Battle Mtn. ore trends. Exploration was done with a drill rig; and the author has seen single exploration drilling programs with drill hole numbers in the 250-300 range. It is estimated that the number of holes drilled in this east-west belt may total as high as 800-1000 drill holes. Despite this frenzy of activity, and despite the similarities to the contemporaneous discovery of Post/Betze(Goldstrike), the Enright Hill upper plate/lower plate thrust target has never been drill tested. Historical drilling at Enright has been restricted to upper plate targets.

The Enright Hill property has been the focus of a number of limited exploration efforts in recent time. In the 1970’s, Cordilleran Exploration drilled 21 holes to depths of 10-160 ft, intersecting 1-3 oz/t Ag mineralization. Presumably the holes were drilled along the altered quartz-sericite-arsenopyrite zone that trends northeast from the Bieroth Adit, where numerous un-reclaimed drill roads and trenches are cut perpendicular to the altered trend.

In 1982, FMC identified the property during regional reconnaissance, and drilled two phases of RC holes, in 1983 and again in 1984.

In 1989, Westfield Minerals announced a small gold resource of approx. 20,000 oz. on Enright Hill. It is not known if this was based solely on prior work, or if Westfield drilled any additional holes on the property. The resource is unconfirmed and should be considered a potential resource only.

In 1996, the Timberwolf Minerals identified the area while consulting for Crown Resources, and recommended the area for acquisition. Crown staked the open ground in the area, but did not contact Banner Development Corporation, who held a block of claims over the central mineralized structure. Crown’s efforts were limited to minimal mapping and geochemical sampling. Crown discontinued its exploration program in 1998, and quit- claimed the property to the author. Efforts to find another interested party at that time of depressed metal prices were unsuccessful, and the area was dropped.

Banner held their claims until approx. 2000, then re-staked a limited line of SW trending claims in 2002-2003, leaving the main mineralized drill target mostly open.

The open area on Enright Hill was re-staked by Timberwolf Minerals in September, 2008.

Present Condition and Current State of Exploration

The Enright Hills Prospect presently does not have any known mineral reserves. The property that is the subject of our mineral claims is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

Geology of the Enright Hill Prospect

The Enright Hill area lies in a structurally complex area. The property lies along the northeast extension of the Midas Rift, a broad northeast-trending zone of left-lateral strike-slip faulting that extends from California across Nevada and into Wyoming. The Comstock Lode, Florida Canyon, Getchell/Twin Creeks, Midas, Jerritt Canyon, Big Springs, and Doby George deposits all occur along this major structural zone.

In northern Elko County, the edge of the continental shelf in early Paleozoic time was aligned nearly east-west. Major north to south thrust faulting of probable Mesozoic age strongly influences an east-west alignment of stratigraphy, structure, and Mesozoic-age intrusives throughout the area from Maggie Summit eastward to Charleston. These features, more than the Rift structure, appear to have localized gold-silver mineralization at Maggie Summit, Big Springs, Doby George, Coleman Canyon, Enright Hill, and Charleston.

The Enright Hill area is localized near the east flank of a diorite/granodiorite stock dated at 110 ma, slightly older than the 88 ma granodiorite/quartz monzonite of the Hicks Mtn. pluton to the north and the 90 ma Mountain City pluton to the south. The intervening east-west belt of sediments and meta-sediments that host the Enright Hill mineralization may be a roof pendant separating the north and south lobes of a single pluton.

The Enright Hill pluton is centered on Section 7. From the southeast corner of the pluton, a northeast-trending apophysis of differentiated and/or altered intrusive material extends from McDonald Creek, up and over the top of Enright Hill. In places the altered intrusive appears to be dike-like in nature, following structure. The altered phase of the intrusive may be a late-stage differentiate dating closer to the 88 ma age of the Hicks Mtn. and Mtn. City plutons. The Bieroth Adit, Enright Hill Deposit, and Never Sweat Mine are all aligned along the dike and apparent parallel structural trend. From drilling results, a northerly dip was suggested, but the overall geologic expression appears more complicated. The altered intrusive varies from an equigranular monzonite to quartz monzonite exhibiting strong quartz-pyrite-clay alteration and gold-silver mineralization. Visually, it is identical to the gold-rich stock at Coleman Canyon, approx. 12 miles to the southeast.

Adjacent to the altered intrusive plug and dike projections, siliceous shales and granulites of the Chainman/Diamond Peak formations represent an upper thrust sheet superimposed over potentially more receptive Banner Limestone and Grossman Formation. Small exposures of the Banner Lms at the edge of the thrust to the south are partially decalcified with moderate to strong jasperoid development. Porous sandstones and conglomerates of the Grossman are intensely silicified where exposed south of the thrust.

The altered lower plate rocks dip gently north, and should be present beneath the Chainman thrust in proximity to the altered gold-bearing intrusive and structural zones(Cross-Section A-A’). The relationships suggest a Post/Betze type of mineral control. A Buffalo Valley or McCoy type setting could also be present. To date, the lower plate target has not been tested(Cross-Section B-B’).

Much of the area north and east of Wildhorse Reservoir is covered by post-mineral flows and tuffs of the Tertiary Jarbridge Rhyolite. After deposition of the near flat lying rhyolites, a series of north-south trending horst and graben blocks developed. Only Tertiary rhyolites are exposed in the graben blocks. The uplifted blocks have had sufficient erosion to expose pre-Tertiary rocks and gold-silver mineralization. Enright Hill, Coleman Canyon/Tennessee Mtn, and the Charleston mineralized centers occur in three successive west to east horst blocks.

Geological Report on the Enright Hills Prospect

The geologic report obtained on the Enright Hills Prospect concluded that at Enright Hill, drill targets in the upper plate, in Chainman shales and altered intrusive, as well as the lower plate carbonates, are as yet untested. The overall target area, defined by alteration and anomalous gold-silver values, underlies an area at least 3,000 to 4,000 ft wide and 5,000 ft long, elongate NE-SW.

Our Planned Exploration Program

Recommended Exploration Program

The geological report of David A. Wolfe recommended the completion a four phase preliminary exploration program which is summarized below. We have determined, based on the recommendation of the initial geological report, to proceed with this exploration program.

Phase	Description of Phase of Exploration	Estimated Cost
Phase I	Detailed mapping and geochemical sampling	$ 5,200.00
Phase II	Additional geologic mapping and geochemical sampling based on preliminary sampling	10,050.00
Phase III	Drill hole planning, staking and permitting	18,850.00
Phase IV	Reverse Circulation drilling of 3 holes to 900 ft each	115,000.00
	Total Estimated Cost	$ 149,100.00

Phase One of the Exploration Program

The first phase of the exploration program is the detailed mapping and geochemical sampling of the claims and target areas near the top of Enright Hill to better define the gold-silver mineralization, and further enhance the project. This will phase require approximately 6 days on the property and the collection of approximately 25 samples. We have requested that David Wolfe complete this initial phase of the exploration program. Mr. Wolfe expects to be able to begin work in June 2010 and have results to us by mid July 2010. The company currently has sufficient cash reserves to proceed with this phase of its exploration program.

Phase Two of the Exploration Program

We will base Phase Two on the recommendations of a summary report of Phase One carried out by Mr. Wolfe. We expect Phase Two to consist of follow up mapping and geochemical sampling based on any trends identified in Phase One. Phase Two is expected to require approximately 10 days in the field and the collection of approximately 50 samples. Mr. Wolfe expects be able to carry out this Phase of the program in early August 2010. The company currently does not have sufficient cash reserves to proceed with this phase of its exploration program.

Phase Three of the Exploration Program

Phase three of the exploration will be based on the summary reports of both Phase One and Two of the exploration program and is expected to consist of drill hole planning, staking and permitting. We expect to stake and permit approximately 20 additional claims.. Mr. Wolfe expects to be able to complete this phase of the exploration program before the end of summer 2010. The company currently does not have sufficient cash reserves to proceed with this phase of its exploration program.

Phase Four of the Exploration Program

We will make a determination whether to proceed with the fourth phase of the exploration program upon completion of phase three. In completing this determination, we will make an assessment as to whether the results of the three phases of the work program are sufficiently positive to warrant us proceeding with further additional exploration. The geochemistry of the selected samples collected will have to show trace amounts of mineralization, including gold and copper, to be considered positive. The fourth phase of the exploration program would likely be comprised of a reverse circulation drill program of three holes of approximately 900 feet each and a geological interpretation of the results of the drilling program. The drilling program would require access to the site of the mineral claims with drilling equipment, the issuance of a work permit and the posting of a bond. The estimated cost of completion of this fourth phase of the exploration program is approximately $115,000. This phase is expected to take approximately four to eight weeks to complete. Positive drilling results at this phase could indicate zones of mineralization but will not indicate, in any way, mineral reserves.

We anticipate engaging David Wolfe to conduct the fourth phase of the exploration work on the property, based on his experience with the exploration of the property and his knowledge of the surrounding geology. The company currently does not have sufficient cash reserves to proceed with this phase of its exploration program.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended.

If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of gold and/ or silver, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of gold and/ or silver mineralization. Further, additional advanced exploration of our property beyond the third phase of the exploration program which, will include comprehensive drilling of our property, will be required before any feasibility study may be completed.

If we determine not to proceed with further exploration of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire an interest in a new resource property. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Government Regulation

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program. There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We currently have budgeted $1,000 for regulatory compliance.

Competition

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we do not have any employees other than Mr. Ken MacAlpine, our sole executive officer. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property in order to carry our plan of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operations

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, as described in greater detail above under the heading “Description of Business”:

1. We plan to complete the phase one of our recommended exploration program on our Enright Hill Prospect mineral claims. Phase one will consist of detailed mapping and geochemical sampling of the claims and target areas near the top of Enright Hill to better define the gold-silver mineralization. Phase one is estimated to cost approximately $5,200. We expect to commence this phase of our exploration program in June of 2010 and have results in July 2010, depending on the availability of our consulting geologist. We currently have sufficient cash reserves to proceed with this phase of the exploration program.

2. We plan to complete phase two of our recommended exploration program on our Enright Hill mineral claims. Phase two will consist of further detailed mapping and geochemical sampling of the claims. and is estimated to cost approximately $10,500. We expect to commence this secong phase of our exploration program in August of 2010, depending on the availability of our consulting geologist. The company currently does not have sufficient cash reserves to proceed with this phase of its exploration program. However the company’s President Mr. MacAlpine has agreed to lend the company enough cash to proceed with this phase of the exploration program.

3. If warranted by the results of phase three, we intend to proceed with phase three of our recommended exploration program. Phase three is estimated to cost $18,850 and will be comprised of drill hole planning, staking and permitting. The company currently does not have sufficient cash reserves to proceed with this phase of its exploration program. .

4. We anticipate spending approximately $2,000 in ongoing general and administrative expenses per quarter for the next twelve months, for a total anticipated expenditure of $6,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual lease payments and general office expenses.

5. We spent approximately $40,000 in completing this offering. These expenses will consist primarily of professional fees relating to the completion of this offering.

As at April 30, 2010, we had cash reserves of $10,756 and working capital of $(21,222). We anticipate that our cash and working capital will be sufficient to enable us to complete phases one of our exploration program and to pay for the costs of this offering. Our President Mr. MacAlpine has agrred to lend the company sufficient capital to cover phase two of our exploration program and our general and administrative expenses for the next twelve months. However, our ability to complete phase three and four of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the twelve month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund phase three and four of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of phase four. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations

We may consider entering into a joint venture arrangement to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

Critical Accounting Policies

Going Concern

As shown in the accompanying financial statements, we have incurred a net loss of $11,648 for the period from March 31, 2006 (inception) to October 31, 2006, and has no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Exploration Stage Activities

We have been in the exploration stage since its formation and have not yet realized any revenues from its planned operations. We were formed for the purpose of acquiring exploration and development stage natural resource properties. We have not commenced business operations. We are an exploration stage company as defined in the SEC Industry Guide No. 7.

Results of Operations

The following summary of our results of operations should be read in conjunction with (i) our audited financial statements for the period ended October 31, 2009, and (ii) our unaudited financial statements for the six months ended April 30, 2010, each of which are included herein. References to the discussion below to fiscal 2009 are to fiscal year ended October 31, 2009. References to fiscal 2010 are to our current fiscal year that will end on October 31, 2010.

Our operating results for the period from our inception on March 31, 2006 through to October 31, 2009 are summarized as follows:

		Six Months		Cumulative from
		Ended April 30,		inception (March
		2010		31, 2006) to
				October 31, 2009
		(Unaudited)		(Audited)
Revenue	$	Nil	$	Nil
Expenses		$11,234		$131,385
Mining Lease		$5,000	$	Nil
Exploration Expenses	$	Nil		$17,052
Filing Fees		$1,943		$11,789
General and administrative		$72		$8,096
Professional Fees		$4,219		$74,982
Transfer Agent Fees	$	Nil		$19,466
Other Income	$	Nil	$	Nil
Loss for the Period		$11,234		$134,981

Revenues

We have had no operating revenues since our inception on March 31, 2006 through to the period ended April 30, 2010. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

Mining Lease

We signed a lease on five lode mining claims in Elko County Nevada which became effective April 20, 2010. The lease requires minimum annual lease payments, escalating according to schedule, applied to a 1.5% royalty on net smelter returns. The Company has the right to buy out the royalty for $5,000,000 which is mandatory by the 7th anniversary of the lease. The lease requires the Company to pay all regulatory mining claim maintenance or rental fees.

Exploration Expenses

The exploration expenses were those associated with the exploration work carried out on the Lincoln 1 claim which has been abandoned and fully written down.

Filing Fees

Filing Fees are those fees associated with the filing of our reporting obligations of the Securities Exchange Act of 1934.

General and Administrative

General and administrative expenses include amounts that we pay in connection with the administration of our business. Our general and administrative expenses have been minimal to date.

Professional Fees

Professional fees include our accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and professional fees that we pay to our legal counsel. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements and our preparation and filing of a registration statement with the SEC. Our legal expenses represent amounts paid to legal counsel in connection with our corporate organization. Legal expenses will be ongoing during fiscal 2007 as we file our registration statement and as we anticipate becoming subject to the reporting obligations of the Securities Exchange Act of 1934.

Transfer Agent Fees

Transfer Agent fees include all fees paid to our Transfer Agent Island Stock Transfer

Liquidity And Capital Resources

As at April 30, 2010, we had cash reserves of $10,756 and working capital of $(21,222).

Plan Of Operations

We estimate that our total expenditures over the next twelve months will be approximately $149,100, as outlined above under the heading “Plan of Operations”. We anticipate that our cash and working capital will be sufficient to enable us to complete phases three and four of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next twelve months. However, our ability to complete phase five of the recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not complete phase five during this period. If we determine to proceed with phase five during the next twelve months, then we will require additional financing.

Cash Used In Operating Activities

We used cash in operating activities in the amount of $131,385 during the period from our inception on March 31, 2006 through to October 31, 2009 and $11,234 during the six month period ended April 30, 2010. Cash used in operating activities was funded by cash from financing activities, and loans from our President.

Cash From Investing Activities

We used cash in investing activities in the amount of $3,596 during the period from our inception on March 31, 2006 through to October 31, 2009 and $nil during the six month period ended April 30, 2010.

Cash from Financing Activities

We generated cash from financing activities in the amount of $149,531 during the period from our inception on March 31, 2006 through to October 31, 2009 and $16,171 during the six month period ended April 30, 2010. Cash generated by financing activities is attributable to the private placement financings of our common stock that we have completed since our incorporation. These financings include sales of a portion of the shares that are offered by the selling shareholders through this prospectus. We have applied these proceeds towards our completion of our plan of operations, as described above under “Results of Operations”. We plan to spend the balance of these proceeds as described above under “Plan of Operations”.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTIES

Our executive offices are located at 311 Tawny Road, Sarnia, Ontario, Canada. Mr. Ken MacAlpine, our President, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Founder’s Shares

Derek Page, our initial director and officer, acquired 5,000,000 shares of our common stock effective March 31, 2006 at a price of $0.001 per share for a total purchase price of $5,000. Mr. Page subsequently transferred these shares to 644842 B.C. Ltd., a private company owned and controlled by Mr. Page.

On January 7, 2009, the Company executed a Share Cancellation Agreement with 644842 B.C. Ltd., Derek Page, President, for the re-purchase of 5,000,000 shares of the Company’s common stock at a price of $0.001 per share for a total purchase price of $5,000.00. The Company also executed a Return to Treasury Order representing the repurchased stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

There is currently a limited market for our common stock and we can provide no assurance to investors that a market will develop. If a market for our common stock does not develop, our shareholders may not be able to re-sell the shares of our common stock that they have purchased and they may lose all of their investment. Public announcements regarding our company, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts may cause the price of our common shares to fluctuate substantially. These fluctuations may adversely affect the trading price of our common shares.

Holders of Our Common Stock

As of the date of this registration statement, we had forty nine (49) registered stockholders.

Rule 144 Shares

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Presently, there are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

Because we are considered a “shell” company, Rule 144 will not be available for resale until 1 year from the date the company files Form 10 information.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have outstanding any options, warrants or other rights to purchase any shares of our common stock and we have no securities outstanding that are convertible or exercisable into shares of our common stock.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The declaration of dividends is at the discretion of our board. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information as to our president and chief executive officer, chief technical officer for the fiscal period ended October 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation Compen- sation ($)	Total ($)
Ken MacAlpine, President (1)	2010 2009 2008	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Derek Page (2)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Notes:

(1) Mr. MacAlpine has been our chief executive officer since December 30, 2008.

(2) Mr. Page was our chief executive officer from March 31, 2006 to December 30, 2008.

Employment Agreements

We presently do not have any employment agreements or other compensation arrangements with Mr. MacAlpine. Generally, Mr. MacAlpine provides his services on a part-time basis without compensation. Mr. MacAlpine has agreed not to charge any management fee during the current period in which we are carrying out phase one of our exploration program.

Long-term Incentive Plans

We do not have any long-term incentive plans in place.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants

We have not granted any stock options to any of our directors and officers since our inception on March 31, 2006.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options since our inception on March 31, 2006.

Outstanding Stock Options

None of our directors or officers hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following financial statements of Sombrio Capital Corp. listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Period ended October 31, 200 9

  Report of Independent Registered Public Accounting Firm

  Balance Sheet as at October 31, 2009 and October 31, 2008

  Statement of Operations for (i) the three months ended October 31, 2009 and 2008, (ii) for the year ended October 31, 2009 and 2008, and (iii) for the period from inception (March 31, 2006) to October 31, 2009

  Statement of Comprehensive Loss for (i) the three months ended October 31, 2009 and 2008, (ii) for the year ended October 31, 2009 and 2008, and (iii) for the period from inception (March 31, 2006) to October 31, 2009

  Statement of Cash Flows for (i) the year ended October 31, 2009 and 2008, and (ii) for the period from inception (March 31, 2006) to October 31, 2009

  Statement of Stockholders’ Equity for the period from incorporation (March 31, 2006) to October 31, 2009

  Notes to Financial Statements

Six months ended April 30, 2010

  Balance Sheets as at April 30, 2010 and October 31, 2009

  Statement of Operations for (i) the three months ended April 30, 2010 and 2009, (ii) for the six months ended April 30, 2010 and 2009, and (iii) the cumulative period from inception (March 31, 2006) to April 30, 2010

  Statement of Cash Flows for (i) the six months ended April 30, 2010 and 2009, and (ii) the cumulative period from inception (March 31, 2006) to January 31, 2010

  Statement of Stockholders’ Equity for the period from incorporation (March 31,2006) to April 30, 2010

  Notes to Financial Statements

FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders
Sombrio Capital Corp.

I have audited the accompanying consolidated balance sheet of Sombrio Capital Corp. as of October 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years ended October 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

Except as discussed in the following paragraph, I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but do not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Sombrio Capital Corp. as of October 31, 2009 and 2008 and the results of its operations and changes in stockholders equity and cash flows for the years ended October 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company is a going concern. As discussed in Note 1 to the financial statements, the Company has not generated income and has accumulated losses. This raises substantive doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/b

John Kinross-Kennedy
Certified Public Accountant
Irvine, California
January 13, 2010

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)
BALANCE SHEETS
(Stated in U.S. dollars)

	October 31	October 31
	2009	2008

ASSETS
Current
Cash	$62	$9,479

	$62	$9,479

LIABILITIES
Current
Accounts payable and accrued liablilities	$-	$9,037

Non current
Loan Payable	10,050	-

	10,050	9,037

STOCKHOLDERS' EQUITY
Capital Stock
Authorized: 100,000,000 common voting stock with a par value of $0.001 per share 5,000,000 preferred stock with a par value of $0.001 per share

Issued: 7,187,498 common shares outstanding as at October 31, 2009 and 2008	7,188	7,188

Additional Paid-In Capital	116,122	116,122

Accumulated Other Comprehensive Income	1,683	743

Deficit Accumulated During The Exploration Stage	(134,981)	(123,611)

	(9,988)	442

	$62	$9,479

The accompanying notes are an integral part of these financial statements.

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

					Cumulative
					Period from
					Inception
					March 31,
	Three Months Ended		For the Year Ended		2006 to
	October 31,		October 31,		Oct. 31,
	2009	2008	2009	2008	2009

Revenue	$-	$-	$-	$-	$-
Exploration Expenses	-	-	-	3,446	17,052
Filing Fees	429	405	6,198	2,373	11,789
General and Administrative	441	78	1,464	757	8,096
Professional Fees	1,200	6,551	3,708	32,574	74,982
Transfer Agent fees	-	705	-	11,493	19,466
	2,070	7,739	11,370	50,643	131,385

Operating Loss	(2,070)	(7,739)	(11,370)	(50,643)	(131,385)
Write Down of Mineral Property				3,596	3,596

Net Loss For The Period	(2,070)	(7,739)	(11,370)	(54,239)	(134,981)

Basic and Diluted Loss Per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted Average Number Of common Shares Outstanding	7,187,498	7,187,498	7,187,498	7,187,498

STATEMENT OF COMPREHENSIVE LOSS

						Cumulative
						from Inception
						March 31,
	Three Months Ended			For the Year Ended		2006 to
	October 31,			October 31,		Oct. 31,
	2009		2008	2009	2008	2009
Other Comprehensive Loss
Net loss for the period	$(2,070)			$(11,370)	$54,239	$(134,981)
Foreign currency translation adjustment	-		(321)	940	43	1,683

Total Comprehensive Loss	$(2,070	) $	(321)	$(10,430)	$54,196	$(133,298)

The accompanying notes are an integral part of these financial statements.

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars)

			Cumulative
			Period
			from
			Inception
			March 31,
	Year Ended		2006 to
	October 31,		Oct. 31,
	2009	2008	2009

Cash flows (Used In) operating activities:
Net loss for the period	$(11,370)	$(54,239)	$(134,981)
Change in non-cash operating working
capital items
Accounts payable and accrued liabilities	(9,037)	5,985
Prepaid expenses		8,750
Write down of mineral properties		3,596	3,596
	(20,407)	(35,908)	(131,385)

Cash flows provided by investing activities
Mineral property acquisition costs			(3,596)

Cash flows privided by financing activities:
Stock issued for cash			123,310
Proceeds of loans	10,050		10,050
Other	14
	10,064	-	133,360

Foreign Exchange Effect on Cash	940	43	1,683

Net increase (decrease) in cash	(9,403)	(35,865)	62

Cash, beginning of the period	9,465	45,344	-

Cash, end of the period	$62	$9,479	$62

Supplemental disclosure of cash flow:
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
For the Period from March 31, 2006 (Inception) to October 31, 2009
(Stated in U.S. Dollars)

				Accumulated	Accumulated
				Other	Deficit	Total
			Additional	Compre-	during the	Shareholders'
	Common Stock		Paid-In	hensive	Development	Equity
	Shares	Amount	Capital	Income (Loss)	Stage	(Deficit)

Inception, March 31, 2006	-	$-	$-	$-	$-	$-
May 31, 2006 - Stock issued for cash at $0.001	5,000,000	5,000				5,000
July 13, 2006 - Stock issued for cash at $0.03	999,999	1,000	29,000			30,000
September 23, 2006 - Stock issued for cash at $0.06	760,999	761	44,899			45,660
Foreign currency translation				(178)		(178)
Net Loss for the period					(11,648)	(11,648)

Balances, October 31, 2006	6,760,998	$6,761	$73,899	$(178)	$(11,648)	$68,834

December 31, 2006 - Stock issued for cash at $0.10	418,500	419	41,431			41,850
April 16, 2007 - Stock issued for cash at $0.10	8,000	8	792			800
Foreign currency traslation				878		878
Net loss for the year					(57,724)	(57,724)

Balances, October 31, 2007	7,187,498	7,188	116,122	700	(69,372)	54,638

Foreign currency traslation				43		43
Net loss for the year					(54,239)	(54,239)

Balances, October 31, 2008	7,187,498	7,188	116,122	743	(123,611)	442

January 7, 2009 - Stock cancelled returned to Treasury	(5,000,000)	(5,000)				5,000
January 7, 2009 - Stock issued for cash at $0.001 per share	5,000,000	5,000				5,000
Foreign currency traslation				940		940
Net loss for the year					(11,370)	(11,370)

Balances, October 31, 2009	7,187,498	7,188	116,122	1,683	(134,981)	12

The accompanying notes are an integral part of these financial statements.

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2009
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

Sombrio Capital Corp. (“the Company”) was incorporated in the State of Nevada, U.S.A., on March 31, 2006. The Company’s principal executive offices are in Sarnia, Ontario, Canada.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7. During the Company’s 2008 fiscal year, all of its natural resource exploration properties were abandoned.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, for the period from March 31, 2006 (inception) to October 31, 2009, the Company had no revenue and incurred net losses aggregating $134,981. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of natural resource properties. Management has plans to seek additional capital through debt, and private and public offerings of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

b)	Mineral Property Interests

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. Also, long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

b)	Mineral Property Interests (Continued)

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s business activities are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion if and when revenue is generated from the Company’s business activities.

c)	Financial Instruments

The Company’s financial instruments consist of cash, and accounts payable and accrued liabilities.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

d)	Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At July 31, 2009, the Company had no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

e)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. Transactions in Canadian currency are translated into U.S. dollars as follows:

	i)	monetary items at the exchange rate prevailing at the balance sheet date;
	ii)	non-monetary items at the historical exchange rate;
	iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

f)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

g)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

3. MINERAL PROPERTY

During 2006, the Company acquired an undivided 100% interest in a mineral claim (known as the “Lincoln 1”) located in the Province of British Columbia for $3,596.

The Company ceased work on the claim. The property was fully written down and abandoned as at the fiscal year ended October 31, 2008.

4. RECENT ACCOUNTING PRONOUNCEMENTS

The following Recent Accounting Pronouncements are disclosed as they may be applicable to the Company’ operations and have an impact on the Company’s financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, (‘SFAS 162’). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval for the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact of adopting SFAS 162 but does not expect that it will have a significant effect on its financial statements.

5. CAPITAL STOCK

On May 31, 2006 the company sold 5,000,00 shares of common stock at $0.001 per share for cash.

On July 13, 2006 pursuant to a private placement, the Company sold 999,999 shares of common stock at $0.03 per share for cash.

On September 23, 2006, pursuant to a private placement, the Company sold 760,999 shares of common stock at $0.06 per share for cash.

On December 31, 2006, pursuant to a private placement, the Company sold 418,500 shares of common stock at $0.10 per share.

On April 16, 2007, pursuant to a private placement, the Company sold 8,000 shares of common stock for $0.10 per share.

On January 7, 2009, 5,000,000 shares were cancelled and returned to Treasury.

On January 7, 2009, pursuant to a private placement, the Company sold 5,000,000 shares of common stock for $0.001 pr share.

As at October 31, 2009 and 2008, the Company has no option plan, warrants or other dilutive securities.

As at October 31, 2009 and 2008, the Company has authorized 100,000,000 shares of common stock with a par value of $0.001, of which 7,187,498 shares and 7,187,498 shares were issued and outstanding at October 31, 2009 and 2008 respectively.

6. INCOME TAXES

a) Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% ( 2007 – 34%) to income before income taxes. The difference results from the following items:

	2009	2008
Computed expected (benefit of) income taxes	$(22,046)	$(18,500)
Increase in valuation allowance	22,046	18,500
Income tax provision	$0	0

b) significant components of the Company’s deferred income tax assets are as follows:

	2009	2008
Deferred income tax assets	$45,546	$42, 000
Valuation allowance	(45,546)	(42,000)
Net deferred income tax assets	$0	-

c) The Company has incurred operating losses of approximately $3,546 (2008 - $54,000), which if unutilized, expire in 2029, Subject to certain restrictions, the Company has mineral property and exploration expenditures of $ 17,052 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiation date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE
2009	$10,430	2029
2008	54,000	2028
2007	58,000	2027
2006	12,000	2026
Total income tax operation loss carry forward	$134,430

7. CHANGE IN CONTROL

On December 30, 2009 Derek Page voluntarily resigned as Chief Executive Officer, Chief financial Officer and Secretary of the Company. Ken MacAlpine was appointed in his place. Ken MacAlpine was appointed to the Board of Directors, whereupon Derek Page resigned as director.

On January 7, 2010 the 5,000,000 shares controlled by Derek Page through 644822 British Columbia Ltd. were cancelled and returned to Treasury. On the same date Ken MacAlpine purchased 5,000,000 shares at $0.001 per share through his owned and controlled corporation KIF Capital Corporation, representing approximately 69.5% of the total outstanding number of shares of common stock of the Company.

8. CONTINGENCIES, LITIGATION

There were no loss contingencies or legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors.

SOMBRIO CAPITAL CORPORATION
(An Exploration Stage Company)
BALANCE SHEETS
(Stated in U.S. dollars)

	April 30,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Current
Cash	$10,756	$62

	$10,756	$62

LIABILITIES
Current
Accounts Payable	5,757

Non current
Loan Payable	26,221	10,050

	31,978	10,050

STOCKHOLDERS' EQUITY
Capital Stock
Authorized: 100,000,000 common voting stock with a par value of $0.001 per share 5,000,000 preferred stock with a par value of $0.001 per share
Issued and outstanding: 7,187,498 common shares outstanding as at April 30, 2010 and October 31, 2009	7,188	7,188
Additional Paid-In Capital	116,122	116,122
Accumulated Other Comprehensive Income	1,683	1,683
Deficit Accumulated During The Exploration Stage	(146,215)	(134,981)

	(21,222)	(9,988)

	$10,756	$62

SOMBRIO CAPITAL CORPORATION
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

					Cumulative
					Period from
					Inception
					March 31,
	For the Three Months Ended		For the Six Months Ended		2006 to
	April 30,		April 30,		Apr. 30,
	2010	2009	2010	2009	2010

Revenue		$-	$-	$-	$-

Expenses
Mining Lease	$5,000		$5,000		$5,000
Exploration Expenses	-	-	-	-	17,052
Filing Fees	-	4,435	1,943	5,066	15,116
Professional Fees	3,919	2,609	4,219	10,545	79,200
Transfer Agent fees	-	-	-	-	19,466
General and Administrative	36	121	72	471	8,468

	8,955	7,165	11,234	16,082	144,302

Operating Loss	(8,955)	(7,165)	(11,234)	(16,082)	(144,302)
Write Down of Mineral Property	-	-	-	-	3,596

Net Loss For The Period	(8,955)	(7,165)	(11,234)	(16,082)	(147,898)

Other Comprehensive Loss
Foreign currency translation adjustment	-	(39)	-	940	1,683

Total Comprehensive Loss	$(8,955)	$(7,204)	$(11,234)	$(15,142)	$(146,215)

Basic and Diluted Loss Per share	($0.001)	($0.001)	($0.002)	($0.002)

Weighted Average Number Of common Shares Outstanding	7,187,498	7,187,498	7,187,498	7,187,498

SOMBRIO CAPITAL CORPORATION
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars)
(Unaudited)

			Cumulative
			Period
			from
			Inception
			March 31,
	For the Six Months Ended		2006 to
	April 30,		Jan. 31,
	2010	2009	2010

Cash flows (Used In) operating activities:
Net loss for the period	$(11,234)	$(16,082)	$(147,898)
Change in non-cash operating working
capital items
Accounts payable and accrued liabilities	5,757	-	-
Write down of mineral properties			3,596
	(5,477)	(16,082)	(144,302)

Cash flows provided by investing activities
Mineral property acquisition costs			(3,596)

Cash flows privided by financing activities:
Stock issued for cash			123,310
Proceeds of loans	16,171	5791	26,221
Other
	16,171	5,791	149,531

Foreign Exchange Effect on Cash	-	940	1,683

Net increase (decrease) in cash	10,694	(9,351)	3,316

Cash, beginning of the period	62	9,479	-

Cash, end of the period	$10,756	$128	$3,316

Supplemental disclosure of cash flow:
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

SOMBRIO CAPITAL CORPORATION
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
For the Period from March 31, 2006 (Inception) to April 30, 2010
(Stated in U.S. Dollars)
(Unaudited)

				Accumulated	Accumulated
				Other	Deficit	Total
			Additional	Compre-	during the '	Shareholders
	Common Stock		Paid-In	hensive	Development	Equity
	Shares	Amount	Capital	Income (Loss)	Stage	(Deficit)

Inception, March 31, 2006	-	$-	$-	$-	$-	$-
May 31, 2006 - Stock issued for cash at $0.001	5,000,000	5,000				5,000
July 13, 2006 - Stock issued for cash at $0.03	999,999	1,000	29,000			30,000
September 23, 2006 - Stock issued for cash at $0.06	760,999	761	44,899			45,660
Foreign currency translation				(178)		(178)
Net Loss for the period					(11,648)	(11,648)

Balances, October 31, 2006	6,760,998	$6,761	$73,899	$(178)	$(11,648)	$68,834

December 31, 2006 - Stock issued for cash at $0.10	418,500	419	41,431			41,850
April 16, 2007 - Stock issuedc for cash at $0.10	8,000	8	792			800
Foreign currency traslation				878		878
Net loss for the year					(57,724)	(57,724)

Balances, October 31, 2007	7,187,498	$7,188	$116,122	$700	$(69,372)	$54,638

Foreign currency traslation				43		43
Net loss for the year					(54,239)	(54,239)

Balances, October 31, 2008	7,187,498	$7,188	$116,122	$743	$(123,611)	$442

January 7, 2009 - Stock cancelled returned to Treasury	(5,000,000)	(5,000)				(5,000)
January 7, 2009 - Stock issued for cash at $0.001 per share	5,000,000	5,000				5,000
Foreign currency traslation				940		940
Net loss for the year					(11,370)	(11,370)

Balances, October 31, 2009	7,187,498	$7,188	$116,122	$1,683	$(134,981)	$(9,988)

Net loss for the 6 months ended April 30, 2010					(11,234)	(11,234)

Balances, April 30, 2010	7,187,498	$7,188	$116,122	$1,683	$(146,215)	$(21,222)

SOMBRIO CAPITAL CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2010
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

These unaudited interim financial statements as of and for the three months ended April 30, 2010 reflect all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented, in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

These unaudited interim financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s fiscal year end October 31, 2009 report. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited financial statements for the preceding period, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for the six month period ended April 30, 2010 are not necessarily indicative of results for the entire year ending October 31, 2010.

Organization

Sombrio Capital Corp. (“the Company”) was incorporated in the State of Nevada, U.S.A., on March 31, 2006. The Company’s principal executive offices are in Sarnia, Ontario, Canada.

Exploration Stage Activities

The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7. The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. In 2006, the Company acquired an undivided 100% interest in a mineral claim known as “Lincoln 1” located in the Province of British Columbia. The lease was abandoned in 2008. In 2010 the company signed a lease on five lode mining claims in Elko County Nevada, which became effective April 20, 2010.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, for the period from March 31, 2006 (inception) to April 30, 2010, the Company had no revenue and incurred net operating losses aggregating $146,215. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of natural resource properties. Management has plans to seek additional capital through debt, and private and public offerings of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

	b)	Mineral Property Interests

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long- Lived Assets”, when facts and circumstances indicate impairment may exist.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. Also, long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

b)	Mineral Property Interests (Continued)

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s business activities are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion if and when revenue is generated from the Company’s business activities.

c)	Financial Instruments

The Company’s financial instruments consist of cash, and accounts payable and accrued liabilities.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

d)	Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At April 30, 2010, the Company had no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the six months ended April 30, 2010 and 2009:

	2010	2009
Numerator:

Basic and diluted net loss per share:
Net Loss	$(11,234)	$(15,142)
Denominator
Basic and diluted weighted average number of shares outstanding	7,187,498	7,187,4698
Basic and Diluted Net Loss Per Share	$(0.002)	$(0.002)

e)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. Transactions in Canadian currency are translated into U.S. dollars as follows:

	i)	monetary items at the exchange rate prevailing at the balance sheet date;
	ii)	non-monetary items at the historical exchange rate;
	iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

f)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

g)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

3.MINERAL PROPERTY

During 2006, the Company acquired an undivided 100% interest in a mineral claim (known as the “Lincoln 1”) located in the Province of British Columbia for $3,596.

The Company ceased work on the claim. The property was fully written down and abandoned as at the fiscal year ended October 31, 2008.

The company signed a lease on five lode mining claims in Elko County Nevada, which became effective April 20, 2010. The lease requires minimum annual lease payments, escalating according to schedule, applied to a 1.5% royalty on net smelter returns. The Company has the right to buy out the royalty for $5,000,000, which is mandatory by the 7th anniversary of the lease. The lease requires the Company to pay all regulatory mining claim maintenance or rental fees.

4.RECENT ACCOUNTING PRONOUNCEMENTS

The following Recent Accounting Pronouncements are disclosed as they may be applicable to the

In May, 2009, the FASB issued SFAS No. 165, Subsequent Events, which established general accounting standards and disclosure for subsequent events. In accordance with SFAS No. 165, the Company has evaluated subsequent events through the date the financial statements were filed.

In June, 2009, the FASB issued SFAS No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a Standards Codification as the single source of authoritative US generally accepted accounting principles recognized by the FASB to be applied to nongovernmental entities. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 will not have an impact on the Company’s financial position, results of operations or cash flows.

5.CAPITAL STOCK

On May 31, 2006 the company sold 5,000,00 shares of common stock at $0.001 per share for cash.

On July 13, 2006 pursuant to a private placement, the Company sold 999,999 shares of common stock at $0.03 per share for cash.

On September 23, 2006, pursuant to a private placement, the Company sold 760,999 shares of common stock at $0.06 per share for cash.

On December 31, 2006, pursuant to a private placement, the Company sold 418,500 shares of common stock at $0.10 per share.

On April 16, 2007, pursuant to a private placement, the Company sold 8,000 shares of common stock for $0.10 per share.

On January 7, 2009, 5,000,000 shares were cancelled and returned to Treasury.

On January 7, 2009, pursuant to a private placement, the Company sold 5,000,000 shares of common stock for $0.001 pr share.

As at April 30, 2010, the Company has no option plan, warrants or other dilutive securities.

As at April 30, 2010, the Company has authorized 100,000,000 shares of common stock with a par value of $0.001, of which 7,187,498 shares were issued and outstanding.

6. INCOME TAXES

a) Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% ( 2007 – 34%) to income before income taxes. The difference results from the following items for the fiscal years ended October 31, 2009 and 2008:

	2009	2008

Computed expected (benefit of) income taxes	$(22,046)	$(18,500)
Increase in valuation allowance	22,046	18,500
Income tax provision	$0	0

b. significant components of the Company’s deferred income tax assets are as follows:

	2009	2008
Deferred income tax assets	$45,546	$42, 000
Valuation allowance	(45,546)	(42,000)
Net deferred income tax assets	$0	0

c) The Company has incurred operating losses of approximately $146,215, which if unutilized, expire in 2029, Subject to certain restrictions, the Company has mineral property and exploration expenditures of $17,052 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiation date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE
2009	$10,430	2029
2008	54,000	2028
2007	58,000	2027
2006	12,000	2026
Total income tax operation loss carry forward	$134,430

7.CHANGE IN CONTROL

On December 30, 2008 Derek Page voluntarily resigned as Chief Executive Officer, Chief financial Officer and Secretary of the Company. Ken MacAlpine was appointed in his place. Ken MacAlpine was appointed to the Board of Directors, whereupon Derek Page resigned as director.

On January 7, 2009 the 5,000,000 shares controlled by Derek Page through 644822 British Columbia Ltd. were cancelled and returned to Treasury. On the same date Ken MacAlpine purchased 5,000,000 shares at $0.001 per share through his owned and controlled corporation KIF Capital Corporation, representing approximately 69.5% of the total outstanding number of shares of common stock of the Company.

8.FINANCIAL COMMITMENT

The Company is required under the active mining lease in Elco County, Nevada to pay minimum payments for the next five years as follows:

Fiscal year ended October 31,

2010	$5,000	Paid
2011	7,500
2012	10,000
2013	10,000
2014	25,000
	$57,500

8.CONTINGENCIES, LITIGATION

There were no loss contingencies or legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. The following provides a summary of the indemnification provisions relating to our officers and directors set forth in the NRS, our articles of incorporation and our bylaws:

Nevada Revised Statutes

Section 78.7502 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS. Our articles of incorporation further provide that we will, from time to time, reimburse or advance to any director or officer the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any civil or criminal action, suit or proceeding for which the Corporation may be required to indemnify the director or officer pursuant to NRS 78.7502, which expenses will be paid as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision of a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation.

Our Bylaws

Our bylaws provide as follows:

     (a) we may indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses that he or she incurs in connection with such proceeding; provided that such indemnification may only be made if the Indemnitee is not liable under Section 78.138 of Chapter 78 of the Nevada Revised Statutes or is determined to have acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (and with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful);

     (b) to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses actually incurred in connection with the defense;

     (c) we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses; and

     (d) any discretionary indemnification pursuant to subsection (a), unless ordered by a court or advanced pursuant to subsection (c), may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the proceeding cannot be obtained, by independent legal counsel in a written opinion.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by Sombrio in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee		$6
Accounting fees and expenses		$9,994
Legal fees and expenses		$30,000
Transfer agent and registrar fees		$1,000
Fees and expenses for qualification under state securities laws	$	NIL
Miscellaneous	$	NIL
Total		$40,000

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling stockholders to broker-dealers in connection with the sale of their shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to Mr. Derek Page, our director and officer, on March 31, 2006, for total proceeds of $5,000. We completed this offering pursuant to Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Mr. Page. The 5,000,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 999,999 shares of our common stock at a price of $0.03 per share to a total of five purchasers on July 13, 2006. The total proceeds from this offering were $30,000. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 760,999 shares of our common stock at a price of $0.06 per share to a total of 13 purchasers on September 23, 2006 for total proceeds of $45,660. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 426,500 shares of our common stock at a price of $0.10 per share to a total of 30 purchasers on December 31, 2006 and April 16, 2007 for total proceeds of $42,650. Of these shares, 418,500 were issued on December 31, 2006 and 8,000 were issued on April 26, 2007. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to KIF Capital Corp. on January 7, 2009 for total proceeds of $5,000. KIF Capital Corp. is a private company owned by Ken MacAlpine, a director of the Company. The Company completed the offering pursuant to Regulation S under the Securities Act of 1933.

ITEM 27. EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation (1)

3.2	By-Laws (1)

5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered (1)

10.1	Mineral Lease Agreement April 20, 2010 between Sombrio Capital Corp. and Timberwolf Minerals Ltd.

23.1	Consent of John Kinross-Kennedy C.P.A, Independent Auditors (1)

23.2	Consent of Counsel (Included in Exhibit 5.1) (1)

23.3	Consent of David A. Wolfe, consulting geologist (1)

24.1	Power of Attorney (Included on the signature page of this registration statement)

(1) Filed as an exhibit to our Registration Statement on Form SB-2 filed May 15, 2007 .

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	To include any material information with respect to the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sarnia, Ontario, Canada on May 10, 2007.

SOMBRIO CAPITAL CORP.

By:

/s/ Ken Macalpine
Ken MacAlpine
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
President, Chief Executive Officer, Chief
	Financial Officer, Principal	Accounting
/s/ Ken MacAlpine	Officer and Director	May 21, 2010
Ken MacAlpine